UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 26, 2011

Teleflex Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5353	23-1147939
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

155 South Limerick Road, Limerick, Pennsylvania		19468
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-948-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2011, the Board of Directors (the "Board") of Teleflex Incorporated (the "Company") appointed Laurence G. Miller, the Company's Executive Vice President, General Counsel and Secretary, to the additional role of Chief Administrative Officer. As a result, Mr. Miller will assume responsibility for the oversight and management of the Company’s human resources, regulatory affairs/quality assurance and communications functions on a global basis.

In connection with Mr. Miller's appointment to this additional role, the Compensation Committee (the "Committee") of the Board approved an increase in his annual base salary from $402,000 to $450,000; an increase in his annual incentive plan target award from 60% to 70% of his annual base salary; and an increase in his equity incentive target award from 150% to 170% of his annual base salary. In addition, the Committee approved the grant to Mr. Miller of an option to acquire 8,605 shares of Company common stock and 3,088 shares of restricted stock. The options will vest in three equal annual installments beginning one year from the date of grant. The shares of restricted stock will vest in their entirety on the third anniversary of the grant date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teleflex Incorporated

May 2, 2011	By:	Benson F. Smith

Name: Benson F. Smith
Title: Chairman, President and Chief Executive Officer